Exhibit 3(i)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MAGNEGAS CORPORATION

MagneGas Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:          The name of the Corporation is MagneGas Corporation.

SECOND:     This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on December 9, 2005 as amended to date (as amended, the “Certificate of Incorporation”).

THIRD:         That the Board of Directors of the Corporation (the “Board”), by unanimous written consent duly adopted resolutions in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) (i) proposing an amendment to the Certificate of Incorporation, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and (iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon for approval by the affirmative vote of such stockholders.

FOURTH:     The Article numbered FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph of said Article FOURTH in its entirety and replacing it with the following:

“The total number of shares of stock which the Corporation has authority to issue is One Hundred Million (100,000,000) shares, which shall consist of (i) 90,000,000 shares of common stock, $0.001 par value per share and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The Preferred Stock shall have attached thereto all such rights and privileges as may be determined by resolution of the Board of Directors of the Corporation, prior to the issuance thereof and as set forth in a Certificate of Designation relating to the Preferred Stock to be executed and filed pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.”

FIFTH:          That in lieu of a meeting and vote of the stockholders, the stockholders of the Corporation have given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.

SIXTH:         That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 19th day of January, 2017.

MAGNEGAS CORPORATION

By:	/s/ Scott Mahoney
Scott Mahoney
Chief Financial Officer